Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:

AngioDynamics Inc. Mark Frost, CFO (800) 772-6446 x1981 mfrost@AngioDynamics.com	EVC Group, Inc. Michael Polyviou/Robert Jones (212) 850-6020; (646) 201-5447 mpolyviou@evcgroup.com; bjones@evcgroup.com	EVC Group, Inc. John Carter (212) 850-6021 jcarter@evcgroup.com

AngioDynamics Reports Fiscal 2014 First Quarter Financial Results

•	Net sales of $83.6 million
•	GAAP net loss of $0.01 per share; Non-GAAP adjusted net income of $0.04 per share; Non-GAAP adjusted net income excluding amortization of $0.12 per share
•	Adjusted EBITDA of $11.3 million
•	Operating cash flow of $7.3 million versus prior year $5.6 million cash use
•	Company raises FY 2014 guidance for revenue and adjusted EPS excluding amortization

ALBANY, N.Y., (October 10, 2013) – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today reported financial results for the fiscal 2014 first quarter ended August 31, 2013.

“Our growth drivers performed at, or above, our expectations in the first quarter, demonstrating the value in our strategic initiatives and ability to expand market opportunities for our products,” said Joseph M. DeVivo, President and Chief Executive Office. “Our sales team is approaching the market with solutions, including our AngioVac cannula and circuit, and growing BioFlo portfolio, that are valued by the healthcare industry not only for their potential to improve patient outcomes, but also for reducing overall treatment costs. Early data following the commercialization of our BioFlo PICCs has shown the capability to dramatically reduce PICC-related upper extremity deep vein thrombosis – a problem that is estimated to cost hospitals more than $1 billion annually. The market’s response and product results are encouraging, and coupled with other positive developments, supports our expectation of accelerated growth commencing in the fiscal 2014 second half.”

Q1 FY14 Financial Results

Net sales of $83.6 million were flat with last year’s first quarter net sales of $83.4 million. Excluding the planned wind down of the supply agreement with Boston Scientific, sales in the quarter grew by 1% compared to the prior year period.

Peripheral Vascular net sales in the first quarter increased 5% to $45.5 million compared to $43.2 million in the prior year period. Vascular Access net sales declined 5% to $25.3 million compared to $26.6 million in the year ago quarter. Oncology/Surgery net sales of $11.2 million were similar to the year ago quarter. Supply agreement sales of $1.6 million in this fiscal year’s first quarter declined from $2.3 million in the prior year period.

Net sales in the U.S., excluding the supply agreement, increased 2% to $67.1 million from $65.6 million in the prior year period. International net sales decreased 5% to $14.8 million from $15.6 million a year ago.

The Company’s net loss in the first quarter was $0.4 million, or $0.01 per share, compared to a net loss of $0.7 million, or $0.02 per share, a year ago. Excluding the items shown in the attached quarterly non-GAAP reconciliation table, adjusted net income was $1.3 million, or $0.04 per share, compared to $3.5 million, or $0.10 per share, a year ago. Excluding amortization, the Company’s adjusted EPS was $0.12 for the first quarter of fiscal year 2014 compared to $0.16 for the year ago quarter. Current year results include a $0.02 impact of the Medical Device Tax, which was not applicable in the prior year period.

First quarter EBITDA grew to $7.4 million, or $0.21 per share, compared to EBITDA of $6.6 million, or $0.19 per share, a year ago. Adjusted EBITDA, excluding the items shown in the attached reconciliation table, was $11.3 million, or $0.32 per share, compared to $14.3 million, or $0.41 per share, in the year ago period.

During the first quarter, operating cash flow improved to $7.3 million compared to $5.6 million of net cash used in the prior year quarter. At August 31, 2013, cash and investments were $24 million, and debt was $142.5 million. On September 24, 2013, the Company announced that it amended its existing credit facilities and successfully refinanced its long-term debt. This will improve the Company’s capital structure by reducing interest expense by over $1 million per year, increasing the Company’s future cash flow and providing greater flexibility to support the execution of its growth strategy.

Recent Operational Highlights

•
The U.S. Food and Drug Administration granted 510(k) clearance for the Company’s BioFlo port with Endexo technology which is designed to reduce the accumulation of catheter-related thrombus on, and in, the port catheter. Additionally, the Company expanded its agreement with Interface Biologics, the creator of the Endexo technology in AngioDynamics’ BioFlo devices, to include central venous catheters.

•
The Company signed a sole-source, three-year agreement with the Large Integrated Delivery Network Group (LIDN) - a group formed by eight IDNs from large Premier, Inc. member healthcare systems.  Under the terms of the agreement, effective November 1, 2013, AngioDynamics’ entire port line, including its new BioFlo ports, will be available to approximately 130 hospitals in the group. AngioDynamics continues to build on its GPO/IDN strategy, bolstered by the success of its BioFlo platform, which was recently showcased at the Novation Innovation Technology Expo and MedAsset’s 2013 Technology and Innovation forum.

•
The first patient was enrolled at Academic Medical Center, Amsterdam, the Netherlands, by the Clinical Research Office of the Endourological Society (CROES) in an investigator-led, multi-center study assessing the safety, efficacy and patient satisfaction of the NanoKnife System for the ablation of prostate cancer. Additionally, the first patient was enrolled in the multi-center PICC Related Obstruction of Flow (PROOF) Study investigating whether the BioFlo PICC will be associated with a reduced incidence of catheter-related venous thrombosis compared to the Bard PowerPICC SOLO2.

•
The National Institute for Health and Care Excellence (NICE) issued updated guidance for the treatment of varicose veins. The newly issued guidance establishes endothermal ablation, which includes endovascular laser treatment like the Company’s VenaCure EVLT system, as the recommended first option in treating varicose veins.

•
The Company announced its distribution partner, Medcomp Inc., received Health Canada approval for the Celerity tip location system. AngioDynamics plans to initiate distribution of the Celerity system in Canada this month. The system is currently under regulatory review in the United States and Europe. The Company believes the combination of the Celerity system with its market-leading, thrombus-resistant BioFlo technology will provide unparalleled clinical and economic advantages, and has the potential to become the gold standard in the PICC market.

•
The Company acquired privately-held Clinical Devices, B.V., to obtain the global rights to a next-generation tip location technology currently under development. As part of the transaction, AngioDynamics will also acquire its Netherlands-based distributor of NAMIC fluid management products.

Full Year and Second Quarter Fiscal 2014 Guidance

“We are raising revenue expectations, following the recent distributor acquisition, to a range of $347 million to $353 million. As a result of our debt refinance results, we also are increasing our adjusted EPS without amortization to be $0.63-$0.67,” said Mark Frost, Executive Vice President and Chief Financial Officer. “We are anticipating revenue to range from $85 million to $88 million in the second quarter, up 1% on the top end. Adjusted EPS without amortization is expected to be $0.12-$0.15.”

Conference Call

AngioDynamics will host a conference call today at 4:30 p.m. Eastern Time to discuss its first quarter results. To participate in the live call, please dial 1-877-941-8609. In addition, a live webcast and archived replay of the call will be available at http://investors.angiodynamics.com. To access the live webcast, please go to the website 15 minutes prior to its start to register, download and install the necessary software.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EBITDA, adjusted net income and adjusted earnings per share excluding amortization. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics’ performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’

financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics

AngioDynamics Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, fluid management systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

Trademarks

AngioDynamics, the AngioDynamics logo, BioFlo, AngioVac, NanoKnife and VenaCure EVLT are trademarks and/or registered trademarks of AngioDynamics Inc., an affiliate or a subsidiary. Celerity is a trademark and/or registered trademark of Medcomp Inc. Endexo is a trademark of Interface Biologics.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, including Navilyst Medical and its products, R&D capabilities, infrastructure and employees as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2013. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended
	Aug 31,	Aug 31,
	2013	2012
	(unaudited)

Net sales	$83,579	$83,406
Cost of sales
Acquired inventory step-up	-	3,445
Quality call to action	-	699
Other cost of sales	41,097	39,803
Total cost of sales	41,097	43,947
Gross profit	42,482	39,459
% of net sales	50.8%	47.3%

Operating expenses
Research and development	6,709	7,074
Sales and marketing	19,963	18,543
General and administrative	6,528	6,899
Amortization of intangibles	4,283	3,737
Medical device tax	976	-
Change in fair value of contingent consideration	733	-
Acquisition and other non-recurring	2,002	2,522
Total operating expenses	41,194	38,775
Operating income (loss)	1,288	684
Other income (expense), net	(1,935)	(1,838)
Income (loss) before income taxes	(647)	(1,154)
Provision for (benefit from) income taxes	(221)	(433)
Net income (loss)	$(426)	$(721)

Earnings (loss) per common share
Basic	$(0.01)	$(0.02)
Diluted	$(0.01)	$(0.02)

Weighted average common shares
Basic	34,906	34,704
Diluted	34,906	34,704

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Income to non-GAAP Adjusted Net Income:

	Three months ended
	Aug 31,	Aug 31,
	2013	2012
	(unaudited)

Net income (loss)	$(426)	$(721)

After tax:
Acquisition and other non-recurring (1)	1,286	1,590
Quality Call to Action Program (2)	-	444
Inventory step-up (3)	-	2,188
Contingent earn out valuation (4)	465	-
Adjusted net income	$1,326	$3,500

Reconciliation of Diluted Earnings Per Share to non-GAAP Adjusted Diluted Earnings Per Share:

	Three months ended
	Aug 31,	Aug 31,
	2013	2012
	(unaudited)

Diluted earnings (loss) per share	$(0.01)	$(0.02)

After tax:
Acquisition and other non-recurring (1)	0.04	0.05
Quality Call to Action Program (2)	-	0.01
Inventory step-up (3)	-	0.06
Contingent earn out valuation (4)	0.01	-
Adjusted diluted earnings per share	0.04	0.10
Amortization of intangibles	0.08	0.06
Adjusted diluted earnings per share excluding amortization	$0.12	$0.16

(1)	Includes costs relating to acquisitions, debt financing, business restructuring and executive transitions, and a program to close a manufacturing facility in the U.K.
(2)	Direct costs of implementing a comprehensive Quality Call to Action program to review and augment the quality management systems at our Queensbury and Fremont facilities.
(3)	Amortization of basis step-up of acquired Navilyst inventory.
(4)	Impact of revaluation of contingent earn outs related to acquisitions

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:

	Three months ended
	Aug 31,	Aug 31,
	2013	2012
	(unaudited)

Net income (loss)	$(426)	$(721)

Provision for (benefit from) income taxes	(221)	(433)
Other income (expense), net	1,935	1,838
Amortization of intangibles	4,283	3,737
Depreciation	1,814	2,132
EBITDA	7,385	6,553

Acquisition and other non-recurring (1)	2,002	2,522
Stock-based compensation	1,152	1,122
Quality Call to Action Program (2)	-	699
Inventory step-up (3)	-	3,445
Contingent earn out revaluation (4)	733	-
Adjusted EBITDA	$11,272	$14,341

EBITDA per common share
Assumes Diluted	$0.21	$0.19

Adjusted EBITDA per common share
Assumes Diluted	$0.32	$0.41

Reconciliation of Operating Income to non-GAAP Adjusted Operating Income:

	Three months ended
	Aug 31,	Aug 31,
	2013	2012
	(unaudited)

Operating income (loss)	$1,288	$684

Acquisition and other non-recurring (1)	2,002	2,522
Quality Call to Action Program (2)	-	699
Inventory step-up (3)	-	3,445
Contingent earn out revaluation (4)	733	-
Adjusted Operating income	$4,023	$7,350

(1)	Includes costs relating to acquisitions, debt financing, business restructuring and executive transitions, and a program to close a manufacturing facility in the U.K.
(2)	Direct costs of implementing a comprehensive Quality Call to Action program to review and augment the quality management systems at our Queensbury and Fremont facilities.
(3)	Amortization of basis step-up of acquired Navilyst inventory.
(4)	Impact of revaluation of contingent earn outs related to acquisitions

ANGIODYNAMICS, INC. AND SUBSIDIARIES
PRELIMINARY NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(unaudited in thousands)

	Three months ended (a)
	Aug 31,	Aug 31,	%
	2013	2012	Growth

Net Sales by Product Category
Peripheral Vascular	$45,481	$43,243	5%
Vascular Access	25,282	26,584	(5%)
Oncology/Surgery	11,167	11,321	(1%)
Total Excluding Supply Agreement	81,930	81,148	1%
Supply Agreement	1,649	2,258	(27%)
Total	$83,579	$83,406	0%
	0	0
Net Sales by Geography
United States	$67,102	$65,593	2%
International	14,828	15,555	(5%)
Supply Agreement	1,649	2,258	(27%)
Total	$83,579	$83,406	0%

(a) Sales days for the three months ended Aug 31, 2013 and Aug 31, 2012, were 64 and 65, respectively.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Aug 31,	May 31,
	2013	2013
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$22,065	$21,802
Marketable securities	1,850	2,153
Total cash and investments	23,915	23,955

Receivables, net	46,561	47,791
Inventories, net	59,249	55,062
Deferred income taxes	6,516	6,591
Prepaid expenses and other	8,993	8,117
Total current assets	145,234	141,516

Property, plant and equipment, net	63,748	62,650
Intangible assets, net	216,355	214,848
Goodwill	359,736	355,458
Deferred income taxes	10,227	11,007
Other non-current assets	5,853	6,105
Total Assets	$801,153	$791,584

Liabilities and Stockholders' Equity
Current portion of long-term debt	$13,125	$7,500
Current portion of contingent consideration	12,704	9,207
Other current liabilities	45,985	46,730
Total current liabilities	71,814	63,437
Long-term debt, net of current portion	133,125	135,000
Contingent consideration, net of current portion	67,769	66,317
Total Liabilities	272,708	264,754

Stockholders' equity	528,445	526,830
Total Liabilities and Stockholders' Equity	$801,153	$791,584

Shares outstanding	35,230	35,060

(2)	Derived from audited financial statements

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended
	Aug 31,	Aug 31,
	2013	2012
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income (loss)	$(426)	$(721)
Depreciation and amortization	6,097	5,869
Change in fair value of contingent consideration	733	-
Tax effect of exercise of stock options	(61)	-
Deferred income taxes	538	(85)
Stock-based compensation	1,152	1,122
Amortization of inventory step-up	-	3,445
Other	148	10
Changes in operating assets and liabilities
Receivables	1,858	3,195
Inventories	(3,490)	(11,036)
Accounts payable and accrued liabilities	1,155	(6,812)
Other	(404)	(601)
Net cash provided by (used in) operating activities	7,300	(5,614)

Cash flows from investing activities:
Additions to property, plant and equipment	(2,903)	(968)
Acquisition of businesses, net of cash acquired	(4,169)	858
Purchases, sales and maturities of marketable securities, net	303	2,403
Net cash provided by (used in) investing activities	(6,769)	2,293

Cash flows from financing activities:
Repayment of long-term debt	-	(1,875)
Payment of Contingent Consideration	(950)	-
Proceeds from exercise of stock options and ESPP	678	579
Net cash provided by (used in) financing activities	(272)	(1,296)

Effect of exchange rate changes on cash	4	5
Increase (Decrease) in cash and cash equivalents	263	(4,612)

Cash and cash equivalents
Beginning of period	21,802	23,508
End of period	$22,065	$18,896